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Exhibit 23.1

Consent of Independent Registered Certified Public Accountants

        We consent to inclusion in the Registration Statement on Form SB-2 of New Taohuayuan Culture Tourism Company Limited, a Nevada corporation, of our report dated December 7, 2004, relating to the financial statements of this company for the years ended December 31, 2002 and 2003 and of our report dated December 7, 2004, relating to the financial statements of Shaanxi New Taohuayuan Culture Tourism Company Limited, Shaanxi Province, PRC corporation, for the years ended December 31, 2002 and 2003.

/s/ Moores Rowland Mazars

Dated: December 10, 2004

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Consent of Independent Registered Certified Public Accountants